Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with our valuation policies and procedures. Our monthly net asset value (“Net Asset Value”) is used to calculate the prices at which we sell our shares, except our V Shares. The tables that follow include the Net Asset Value of outstanding shares as of September 30, 2024. The following table provides a breakdown of the major components of our Net Asset Value as of September 30, 2024 ($ in thousands, except shares):

Components of Net Asset Value
Investments at Fair Value (cost of $82,381)	$82,350
Cash and cash equivalents	13,722
Other assets	7,105
Other liabilities	(10,927)
Accrued performance fee	(28)
Management fee payable	(58)
Net Asset Value	$92,164
Number of outstanding shares	3,625,054

The following table provides a breakdown of our total Net Asset Value and our Net Asset Value per share by type as of September 30, 2024 ($ in thousands, except shares and per share data):

Type	Monthly Net Asset Value	Number of Outstanding Shares	Net Asset Value per share as of September 30, 2024
Series I
A-I Shares	$12,619	497,802	$25.35
F-I Shares	$2,130	84,080	$25.34
F-S Shares	$3	110	$25.34
P-I Shares	$3	110	$25.37
P-S Shares	$3	110	$25.37
V Shares	$1	40	$25.70
Series II
A-I Shares	$13,708	540,801	$25.35
F-I Shares	$12,558	495,701	$25.33
F-S Shares	$3	110	$25.33
P-I Shares	$3	110	$25.37
P-S Shares	$3	110	$25.37
V Shares	$1	40	$25.60
E Shares	$51,129	2,005,930	$25.49
Total	$92,164	3,625,054